EX-10.84.1

EMERITUS CORPORATION

SHARED OPPORTUNITIES AGREEMENT

THIS SHARED OPPORTUNITIES AGREEMENT (“Agreement”) is entered into as of this 19th day of January, 2011 between EMERITUS CORPORATION, a Washington corporation (the “Company”) and DANIEL R. BATY (“Executive”).

RECITALS

A. The Company is engaged in the business of owning, leasing, operating and managing senior living communities (including independent living, assisted living and skilled nursing) as well as ancillary businesses, including therapy, home health, durable medical equipment, and hospice (“Senior Living”) in the United States and Canada.  The Company is not currently engaged in Senior Living outside the United States or Canada, but may choose to pursue such activities in the future.

B. Executive is the Co-Chief Executive Officer, Chairman of the Board of Directors and a principal shareholder of the Company.

C. Executive wishes to relinquish his position as Co-Chief Executive Officer, remain as an employee, and serve as executive Chairman of the Board of Directors and as a Director.

D. Executive is a managing partner in Columbia Pacific Management (“CPM”).  CPM has invested in, developed and operated through third parties, and intends to continue to invest in, develop and operate, facilities in the senior housing/assisted living space and related healthcare facilities.

E. The Company and Executive wish to terminate that certain Noncompetition Agreement dated September 29, 1995 between the Company and Executive in order to streamline the procedures under which Executive may pursue opportunities in Senior Living outside the Company.  Nothing in this agreement is to be construed as relieving or diminishing Executive’s duties to the Company as an officer and director under applicable law.

F. The parties hereto intend to be legally bound hereby.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants herein contained, the sufficiency and adequacy of which is acknowledged, the parties agree as follows:

1. Transactions in the United States and Canada

Executive and CPM each acknowledge that each has an affirmative obligation to immediately present to the Company all equity investment opportunities in Senior Living in the United States and Canada.  These opportunities include acquisitions, leases, management, joint venture opportunities, and development of independent living, assisted living, memory care and skilled nursing communities.  Upon notification to the Company, Executive may undertake actions necessary to complete such transactions.  With respect to such transaction, the Company will have the right to:

(i) pursue such transaction on its own or elect to co-invest with Executive in the transaction.  The Company may exercise its option to pursue the transaction or co-invest anytime during the first one hundred twenty (120) days following the date that Executive has notified the Company and provided access to due diligence materials.  In the event that the Company elects to pursue the transaction, Executive will no longer pursue such transaction, and the Company will do so on the same terms as Executive and will reimburse Executive for Executive’s third party out of pocket expenses and cost of funds at an annual interest rate of 8%; and/or

(ii) manage the assets and/or business that is the subject of the transaction pursuant to a management agreement, cancellable by the owner only for cause, with a minimum management fee of 5% of gross revenues and a reasonable mobilization fee for marshalling the resources to manage the assets and/or business and, if applicable, a construction management fee at prevailing market rate.  If the Company enters into a management agreement, it shall also be entitled to:

(iii) a first right of refusal to purchase the assets and/or business at a subsequent sale using the same methodology approved by the Company’s Independent Directors Committee for the Las Vegas community Emeritus at Spring Valley (“Spring Valley”); and

(iv) a participation “promote” (in addition to any return to which the Company may be entitled as an equity participant) upon the sale of the assets and/or business calculated in the same manner as was approved by the Company’s Independent Directors Committee for Spring Valley.

2. Transactions in China

In the event that Executive identifies an opportunity in Senior Living in China (“China Opportunity”), Executive shall promptly notify the Company and may undertake actions necessary to pursue and consummate the transaction(s).  The Company will have the right to:

(i) Notify Executive, within sixty (60) days of receiving notice, of the Company’s intention to co-invest in the China Opportunity up to 50% of the equity value; and

(ii) Manage, consult or otherwise provide resources upon mutually agreeable terms.

3. Soliciting Customers or Employees

Executive shall not directly or indirectly solicit or take away, or attempt to solicit or take away, any person then employed by the Company for purposes of employment by or any consulting relationship with Executive or any other person, firm, corporation, partnership, limited liability company or other entity during the term of this Agreement.

4. Remedies

The parties agree that legal remedies may well be inadequate to compensate for the unique losses to be suffered in the event of a breach hereof, and that the damaged party shall be entitled to seek and obtain specific performance of the terms of this Agreement, as well as all remedies permitted by law.

5. Effectiveness and Term

This Agreement shall become effective upon the date first stated above and shall remain in effect as long as Executive is an officer or director of the Company, except as may be otherwise agreed in writing by the Company.  The Company reserves the right to terminate part or all of this agreement upon six (6) months’ written notice to Executive.

6. Cumulative Rights; Survival

Each and all of the various rights, powers and remedies of the parties hereto shall be considered as cumulative with and in addition to any rights, powers or remedies of the Company and no one of them shall be deemed exclusive of the others or exclusive of any of the other rights, powers and remedies allowed by law.  The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy.

7. Governing Law; Attorneys’ Fees

This Agreement shall be governed by and construed in accordance with the laws of the state of Washington.  In the event of a dispute, the substantially prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

8. Disputes

(i) Except as expressly set forth elsewhere in this Agreement, it is mutually agreed between the parties that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy (thereinafter referred to as “dispute”) involving the interpretation of this Agreement or the terms or conditions.  It is the intention of the parties that the arbitration award will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms.

(ii) The arbitrator shall be chosen from a list provided by the American Arbitration Association and the Arbitration shall be conducted before a single arbitrator in Seattle, Washington, pursuant to the Commercial Dispute Resolution Rules of the American Arbitration Association then in effect. Emeritus shall bear all expenses of the arbitration.  Each party shall be responsible for the costs of their own attorneys and related costs (expert witnesses, exhibits, etc.), except to the extent that the arbitrator awards attorneys’ fees as part of the arbitration decision.

(iii) The arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof.  The arbitrator’s sole authority shall be to interpret or apply any provision(s) of this Agreement.

(iv)           The parties agree that the provisions hereof, and the decision of the arbitrator with respect to any dispute, shall be the sole and exclusive remedy for any alleged breach of this Agreement or the employment relationship.  The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement and that the decision of the arbitrator shall be a complete defense of any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any dispute which is subject to arbitration as herein set forth.  The arbitration provisions hereof shall, with respect to any dispute, survive the termination or expiration of this Agreement.

9. Severability

Each provision of this Agreement shall be construed and considered separate and severable from the validity and enforceability of the other provisions hereof.  Each provision hereof shall be enforced to the fullest extent permitted by law, and any court interpreting or applying the provisions hereof is authorized and directed to narrow the scope of any invalid provision hereof to the extent necessary so that its application and enforcement will be lawful.

10. Titles and Headings

Titles and headings to sections hereof are for purposes of reference only and shall in no way limit, define or otherwise affect the provisions hereof.

11. Counterparts

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

12. Entire Agreement

This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by all such parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written

EMERITUS CORPORATION

By: /s/ Granger Cobb
Granger Cobb
Co-CEO and President

EXECUTIVE

/s/ Daniel R. Baty
Daniel R. Baty

ACKNOWLEDGED AND AGREED
THIS 19th DAY OF JANUARY, 2011

COLUMBIA PACIFIC MANAGEMENT

By: /s/ Brandon Baty
      Brandon Baty
Its: President